                                   Exhibit 11

                     APPLIED POWER INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                            Three Months Ended November 30,

                                                  1993               1992

          PRIMARY:
          Average shares outstanding . .          13,010            12,963

          Net effect of dilutive options
          based  on  the treasury  stock
          method  using  average  market
          price. . . . . . . . . . . . .             131               106
                                                ----------        ----------
              Total . . . . . . . . .             13,141            13,069
                                                ==========        ==========

          Net earnings (loss):
            Earnings before accounting
             change. . . . . . . . . .          $  2,580          $  3,307
            Cumulative effect of
             accounting change . . . .              -               (4,355)
                                                ----------        ----------
              Total. . . . . . . . . .          $  2,580          $ (1,048)
                                                ==========        ==========

          Primary earnings (loss) per
           share:
            Earnings before accounting
             change. . . . . . . . . .          $   0.20          $   0.25
            Cumulative effect of
             accounting change . . . .              -                (0.33)
                                                ----------        ----------
              Total. . . . . . . . . .          $   0.20          $  (0.08)
                                                ==========        ==========

          FULLY DILUTED:
          Average shares outstanding .            13,010            12,963

          Net effect of dilutive options
            based on the treasury stock
            method using period-end
            market price when it is
            greater than average market
            price. . . . . . . . . . . .             131               107
                                                ----------         ----------
              Total. . . . . . . . . . .          13,141            13,070
                                                ==========         ==========

          Net earnings (loss):
            Earnings before accounting
             change. . . . . . . . . . .        $  2,580           $ 3,307
            Cumulative effect of
             accounting change . . . . .            -               (4,355)
                                                ---------          --------
              Total. . . . . . . . . . .        $  2,580           $(1,048)
                                                ==========         ==========

          Fully diluted earnings  (loss)
          per share:
            Earnings before accounting
              change. . . . . . . . . . .        $   0.20          $  0.25
            Cumulative effect of
             accounting change . . . . .            -                (0.33)
                                                ----------        ----------
              Total. . . . . . . . . . .        $   0.20          $  (0.08)
                                                ==========        ==========

NOTE:   Fully diluted earnings per  share are not presented  in the Condensed
Consolidated Statement of Earnings as the dilution is less than 3%.